Exhibit 99.1

Press Release July 21, 2008
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports Record Sales and Earnings for Second Quarter and First Half of 2008

FORT WAYNE, INDIANA, July 21, 2008– Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced second quarter 2008 net income of $210 million, or $1.05 per diluted share, up sequentially 48 percent from $143 million, or $0.72 per diluted share from the first quarter of 2008. Net sales for the second quarter increased 26 percent to $2.4 billion compared to the first quarter of 2008. Compared to the second quarter of 2007, net sales increased 164 percent, from $911 million to $2.4 billion, and net income increased 124 percent, from $94 million to $210 million. For the first half of 2008, both net sales of $4.3 billion and net income of $353 million nearly matched full-year 2007 sales and net income of $4.4 billion and $395 million. First half 2008 results benefited from the acquisitions of The Techs (July 2007), OmniSource Corporation (October 2007), and Recycle South (June 2008).

Earnings from steel operations continued to improve as a result of strong shipments and higher selling values. Second quarter net steel shipments of 1.5 million tons were slightly stronger than the first quarter and, excluding The Techs, were 10 percent higher than second quarter 2007. The Flat Roll Division showed the largest increase, up 22 percent from second quarter 2007 and up 3 percent from the first quarter of 2008.

The steel scrap and scrap substitutes segment also provided a strong margin contribution. Demand for recycled ferrous scrap has remained strong, both from Steel Dynamics mills and from other mini mills, integrated steel mills, and foundries. Compared to the first quarter of 2008, second quarter ferrous shipments of 1.5 million net tons were up 8 percent and non-ferrous shipments of 254 million pounds were up 6 percent.  OmniSource reported higher than expected earnings for the quarter, and Iron Dynamics continued to operate well, providing 51,000 metric tons of pig iron used as an alternative to higher-cost imported pig iron in the production of flat-roll steel.

“SDI’s second quarter results of $1.05 per diluted share exceeded our June 12 earnings guidance of $0.90 to $0.95 due to the stronger than anticipated performance by both our steel and metals recycling operations,” said Keith Busse, Chairman and CEO.  Steel Dynamics made a $15 million contribution to the Steel Dynamics Foundation, Inc.  This contribution reduced second quarter earnings per diluted share by approximately $0.04. The foundation will support local communities served by the company.

“Our outlook continues to be very positive. We currently expect third quarter results to be in a range of $1.05 to $1.15 per diluted share, similar in nature to the second quarter,” Busse said. “Third-quarter steel and scrap shipments could decline slightly as the result of seasonally planned mill outages and other consumer / provider industrial outages in July and August.  Currently, though, order activity remains strong for steel products and metals recycling volumes are running at a record pace.

“Throughout 2008, we have modeled for a seasonally weaker fourth quarter, as is historically the case for the steel and metals recycling industries; however it is very difficult to have clarity concerning market conditions later in the year. Even so, given our expectations for the third quarter and our current thoughts regarding the fourth quarter, we are now increasing our estimate for full-year 2008 diluted earnings per share to a range of $3.80 to $3.90, representing potential year-over-year annual growth of approximately 90 percent.  Looking at industry fundamentals beyond 2008, we believe that the U.S. steel marketplace will remain attractive for domestic producers, as strong global steel demand continues; steelmaking resources and ocean freight costs remain high; and a weaker dollar remains.  We believe the U.S. steel industry is well positioned and globally competitive, and that these conditions are likely to persist. With many expansion projects already underway and others under consideration, Steel Dynamics expects to continue to be a strong participant in the growth and success of the American steel industry,” Busse said.

Second Quarter 2008 Operating Segment Information

The following highlights our second quarter 2008 results for each of SDI’s three primary operating segments.

Steel Operations. Steel Operations represented 56 percent of the company’s second quarter net sales. This segment includes five steel mills and related steel processing facilities. Most of the steel products included in this segment are produced in SDI’s electric-arc-furnace mini mills and processing facilities. The Techs galvanize steel sheet that is sourced primarily from third parties.

Second quarter 2008 Steel Operations shipments were 1.6 million tons on net sales of $1.6 billion. Based on tons shipped, including steel shipments made by The Techs, flat-rolled products accounted for 60 percent of second quarter steel segment shipments, 18 percent was structural steel shipments, 9 percent was engineered bars, 8 percent was merchant bars, and the remaining 5 percent was shipped by the Steel of West Virginia subsidiary. Operating income for the steel segment was $333 million, or $206 per ton shipped, compared to $148 per ton in the first quarter. These figures exclude profit-sharing costs and amortization related to the segment’s intangible assets.

The second quarter’s average selling price per ton for Steel Operations was $1,011, an increase of $229 per ton from $782 in the first quarter of 2008 and an increase of $315 from the year-ago quarter. Compared to the first quarter of 2008, the strongest increases in selling values were in flat-rolled steel products. The average scrap cost per net ton charged increased by $144 compared to the first quarter, and was $181 higher than in the second quarter of 2007.

Scrap and Scrap Substitute Operations. This segment includes ferrous and non-ferrous metals processing and trading by OmniSource Corporation and SDI’s Iron Dynamics scrap-substitute operation, which produces pig iron for use by the Flat Roll Division. The segment also includes expenses related to the Mesabi Nugget project, which is currently under construction. The segment’s net sales for second quarter 2008 were $1.2 billion, representing 40 percent of SDI’s second quarter net sales. Operating income for this segment was $86 million, excluding profit-sharing costs and amortization related to the segment’s intangible assets.  During the second quarter, SDI also recorded its 25 percent proportionate share of earnings from the operations of Recycle South as other income in the amount of $14.0 million.

Effective June 9, 2008, the company purchased the remaining 75 percent equity interest in Recycle South, a large metals recycling business now operating at 22 locations in North Carolina, South Carolina, and Georgia. After the closing, 100 percent of the financial results from Recycle South operations were included in the company’s scrap and scrap substitute segment earnings.

During June 2008, SDI also purchased certain assets of Sturgis Iron & Metal, Inc. for $42 million.  Sturgis was a Michigan-based metals recycler that had filed for Chapter 11 bankruptcy protection in April 2008. None of the seven scrap yards that were purchased are currently operating. The following locations are expected to reopen in the third quarter under OmniSource management: Sturgis, Kalamazoo and Monroe, Michigan; South Bend and Peru, Indiana; and Fitzgerald, Georgia.

For the second quarter, total ferrous scrap and substitute shipments, including shipments to SDI’s Steel Operations, were 1.6 million tons and non-ferrous scrap shipments were 254 million pounds. During the second quarter, the company’s scrap operations supplied 654,000 tons of ferrous scrap, or 44 percent of the tonnage purchased, by its steel operations.

Steel Fabrication Operations. Steel Fabrication Operations includes New Millennium Building Systems fabricating plants that produce joists, trusses, and steel decking used in the construction of non-residential buildings. Second quarter net sales were $93 million, or 3 percent of SDI’s second quarter net sales. Operating income for this segment was $4 million, or $58 per ton shipped, excluding profit-sharing costs. Second quarter shipments totaled 76,000 tons at an average selling price of $1,227 per ton.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue growth, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Tuesday, July 22, 2008, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss second quarter results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:

www.steeldynamics.com

Dial-in information is available on our Web site. An audio replay of the Webcast and a downloadable podcast will be available from the SDI Web site. No telephone replay will be available.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

               f.warner@steeldynamics.com

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2008	2007	2008	2007	2008

Net sales	$2,403,939	$911,248	$4,306,144	$1,776,922	$1,902,205
Costs of goods sold	1,924,284	694,666	3,479,180	1,343,937	1,554,896
Gross profit	479,655	216,582	826,964	432,985	347,309

Selling, general, and administrative expenses	86,557	31,681	151,897	60,543	65,340
Profit sharing	26,897	13,813	45,404	29,071	18,507
Amortization of intangible assets	8,120	3,428	19,650	4,401	11,530

Operating income	358,081	167,660	610,013	338,970	251,932

Interest expense, net capitalized interest	35,475	7,198	65,282	14,444	29,807
Other expense (income), net	(16,901)	11,523	(24,707)	10,807	(7,806)

Income before income taxes	339,507	148,939	569,438	313,719	229,931

Income taxes	129,013	54,997	216,387	117,613	87,374

Net income	$210,494	$93,942	$353,051	$196,106	$142,557

Basic earnings per share	$1.11	$.50	$1.86	$1.03	$.75

Weighted average common shares outstanding	190,351	186,859	189,695	189,745	189,039

Diluted earnings per share,
Including the effect of assumed conversions	$1.05	$.48	$1.77	$.98	$.72
Weighted average common shares and share equivalents outstanding	200,345	197,561	199,831	200,418	199,317

Dividends declared per share	$.10	$.075	$.20	$.15	$.10

Note:  All prior period share data has been adjusted to include the company’s two-for-one stock split effective March 19, 2008.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended		Six Months Ended		First
	June 30,		June 30,		Quarter
	2008	2007	2008	2007	2008

Steel Operations*
Shipments (net tons)
Flat Roll Division	706,281	579,490	1,391,601	1,191,599	685,320
Structural and Rail Division	286,150	309,601	585,837	593,477	299,687
Engineered Bar Products	145,085	131,976	293,033	274,335	147,948
Division
Roanoke Bar Division	136,582	140,399	287,950	311,010	151,368
Steel of West Virginia	80,334	70,946	156,058	145,433	75,724
The Techs	262,908	—	524,919	—	262,011
	1,617,340	1,232,412	3,239,398	2,515,854	1,622,058
Intercompany	(124,128)	(117,026)	(254,813)	(237,923)	(130,685)
Net shipments	1,493,212	1,115,386	2,984,585	2,277,931	1,491,373

Average selling price per ton shipped	$1,011	$696	$896	$671	$782
Production (net tons, excluding The Techs)	1,368,071	1,246,238	2,740,435	2,496,625	1,372,364

Steel Fabrication Operations**
Shipments (net tons)	76,018	68,864	144,624	135,371	68,606
Intercompany	(43)	(1,009)	(316)	(2,793)	(273)
Net Shipments	75,975	67,855	144,308	132,578	68,333

Average selling price per ton shipped	$1,227	$1,267	$1,188	$1,259	$1,145

Steel Scrap and Scrap Substitute***
Shipments (net tons)
Ferrous	1,506,902	116,000	2,898,284	150,841	1,391,382
Scrap substitute	66,727	60,846	134,721	124,239	67,994
Intercompany	(720,844)	(153,779)	(1,252,730)	(256,193)	(531,886)
Net shipments	852,785	23,067	1,780,275	18,887	927,490

Non-ferrous (pounds)	254,147,156	—	492,935,090	—	238,787,934

Other Operations****
Shipments (net tons)	49,523	26,356	98,364	59,469	48,841
Intercompany	(88)	(137)	(310)	(137)	(222)
Net shipments	49,435	26,219	98,054	59,332	48,619

*

Steel Operations include the company’s Flat Roll Division, Structural and Rail Division, Engineered Bar Products Division, Roanoke Bar Division, Steel of West Virginia, and The Techs flat roll galvanizing operations (acquired July 2007).

**	Steel Fabrication Operations include the company’s five joist and deck fabrication operations.

***

Steel Scrap and Scrap Substitute Operations include Iron Dynamics, the company’s previously existing five scrap procurement and processing facilities, and most recently, OmniSource Corporation operations (acquired October 26, 2007) and Recycle South operations (acquired June 10, 2008).

****	Other Operations include Paragon Steel Enterprises and Dynamic Composites operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets
Cash and equivalents	$115,405	$28,486
Accounts receivable	1,234,610	714,123
Inventories	1,201,640	904,398
Deferred income taxes	8,317	10,427
Other current assets	67,566	38,795
Total current assets	2,627,538	1,696,229

Property, plant and equipment, net	1,916,403	1,652,097

Restricted cash	7,656	11,945

Intangible assets	636,649	514,547

Goodwill	789,580	510,983

Other assets	65,763	133,652
Total assets	$6,043,589	$4,519,453

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$772,272	$378,849
Income taxes payable	63,728	25,870
Accrued expenses	247,934	150,687
Accrued profit sharing	44,767	53,958
Senior secured revolving credit facility	201,000	239,000
Other current maturities of long-term debt	65,808	56,162
Total current liabilities	1,395,509	904,526

Long-term debt
Senior secured term loan A	536,000	481,250
7 3/8% senior notes, due 2012	700,000	700,000
6 3/4% senior notes, due 2015	500,000	500,000
7 3/4% senior notes, due 2016	500,000	—
4.0% convertible subordinated notes, due 2012	16,000	37,250
Other long-term debt	17,785	16,183
Total long-term debt	2,269,785	1,734,683

Deferred income taxes	334,436	301,470

Minority interest	12,304	11,038

Other long-term liabilities	44,003	38,540

Commitments and contingencies

Stockholders’ equity
Common stock	544	542
Treasury stock, at cost	(348,303)	(457,368)
Additional paid-in capital	583,756	553,805
Other accumulated comprehensive income	5,011	21
Retained earnings	1,746,544	1,432,196
Total stockholders’ equity	1,987,552	1,529,196
Total liabilities and stockholders’ equity	$6,043,589	$4,519,453

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating activities:
Net income	$210,494	$93,942	$353,051	$196,106

Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	47,582	32,978	100,794	62,244
Unamortized bond premium	—	(3,350)	—	(3,350)
Equity-based compensation	2,754	2,132	6,683	4,401
Deferred income taxes	57,038	(796)	56,065	(1,118)
Minority interest	792	(173)	1,267	(555)
Changes in certain assets and liabilities:
Accounts receivable	(211,411)	(20,146)	(397,204)	(33,748)
Inventories	(227,270)	(96,824)	(217,695)	(153,726)
Accounts payable	249,665	(6,532)	364,180	70,810
Income taxes payable	(34,751)	(58,982)	37,857	(4,132)
Other working capital	(39,602)	7,484	(36,111)	(38,764)

Net cash provided by / (used in) operating activities	55,291	(50,267)	268,887	98,168

Investing activities:
Purchase of property, plant and equipment	(101,225)	(101,981)	(194,989)	(155,910)
Acquisition of businesses, net of cash acquired	(271,247)	(38,219)	(271,158)	(38,219)
Purchase of securities	—	—	(20,373)	—
Other investing activities	2,913	61	4,153	(162)
Net cash used in investing activities	(369,559)	(140,139)	(482,367)	(194,291)

Financing activities:
Issuance of current and long-term debt	786,900	852,000	1,004,900	997,000
Repayment of current and long-term debt	(401,941)	(532,079)	(635,155)	(662,157)
Debt issuance costs	(5,568)	(7,988)	(7,514)	(7,988)
Issuance of common stock (net of expenses) and proceeds from exercise of stock options, including related tax effect	10,277	8,960	17,454	16,146
Purchase of treasury stock	—	(132,429)	(46,128)	(235,314)
Dividends paid	(18,884)	(14,178)	(33,158)	(28,725)

Net cash provided by financing activities	370,784	174,286	300,399	78,962

Increase (decrease) in cash and equivalents	56.516	(16,120)	86,919	(17,161)
Cash and equivalents at beginning of period	58,889	28,332	28,486	29,373

Cash and equivalents at end of period	$115,405	$12,212	$115,405	$12,212

Supplemental disclosure of cash flow information:
Cash paid for interest	$57,334	$2,019	$68,719	$18,358
Cash paid for federal and state income taxes	$160,522	$131,817	$161,909	$132,285